Exhibit 10.69

BINDING TERM SHEET

This summary of terms (the “Binding Term Sheet”) summarizes the principal terms of the proposed extension of the maturities of the term loans to Celularity Inc. (“Loans”). This Term Sheet is binding but shall be superseded by the fully executed transaction documents (“Revised Loan Agreement”) once signed by the parties.

Summary of Terms

Borrower/Issuer:	Celularity Inc. (the “Company”).

Lender/Purchaser:	C.V. Starr & Co., Inc. (the “Lender”).

Loan to be Extended:	The loan as described in Section 2 - Loan Facility of the Loan Agreement between the Company and the Lender dated as of March 17, 2023 (the “Existing Loan Agreement”).

Principal Amount(s):	$5 million of original principal with and including any additional principal from pay-in-kind payments, approximately $5.6 million as of January 31, 2025. All references to $ herein shall mean U.S. Dollars.

New Maturity Date:	Subject to satisfaction of the conditions, the principal amounts and any unpaid accrued interest then outstanding will be due and payable by the Company upon demand by the Lender on or after February 15, 2026 (the “New Maturity Date”).

Cash Consideration:

The Company agrees to use a portion of the net proceeds from the Company’s next registered public offering (the “Public Offering”) to pay in cash the cash interest which otherwise was due but was not paid on the Loans through January 31, 2025. This is approximately $783,000 (the “Cash Consideration”).

Existing Warrant Repricing:

As one element of the consideration for the extension of the Loans to the New Maturity Date, the Company agrees to reprice those warrants held by the Lender to a price that is 10% less than the Nasdaq closing price on the effective date of the Revised Loan Agreement ( the “New Exercise Price”) provided that the exercise price of any warrant shall not be higher than its existing exercise price and shall not be set lower than $1.5 per share.

Warrants to be repriced:

C. V. Starr Warrants 1st Tranche 75,000 5.895 3/17/2028

C. V. Starr Warrants 2nd Tranche 50,000 5.895 6/20/2028

Warrant Issuance:	A new warrant to purchase up to 100,000 shares of the Company’s Class A common stock with a 5-year term and an exercise price equal to the New Exercise Price (the “Warrant”). The Warrant shall be issued on the effective date of the Revised Loan Agreement The Warrant may be exercised through a cash exercise, which involves purchasing the underlying shares at the exercise price with cash, or a cashless exercise, in lieu of payment of the aggregate exercise price, to receive the shares equal to the value of the Warrant.

Event of Default:	Provided that the Company, (i) pays the Cash Consideration promptly following the closing date of the Public Offering, and (ii) provides the monthly segmental revenue and cash position within 15 days from the end of each previous calendar month, there shall be no Event of Default under the Existing Loan or the Revised Loan Agreement until such time as an event of default may otherwise arise under the existing terms.

Fees:	The Company agrees to pay all reasonable costs and expenses incurred by the Lender in connection with the preparation, execution, delivery, and administration of this Term Sheet and the revised loan agreement. This includes, but is not limited to, all attorneys’ fees, due diligence costs, and other professional fees. Such costs and expenses shall be payable by the Company upon demand but shall not exceed $25,000.

Confidentiality:	The existence of this Term Sheet and the fact that negotiations may be ongoing with the Lender regarding a potential funding to the Company are confidential and shall not be disclosed to any third party, other than to the Company and the Lender’s respective legal counsels, board members, and management team members who need to know (provided such parties have previously agreed to keep such information confidential) and pursuant to Securities and Exchange Commission rules and regulations, without the prior written consent of the Lender or the Company, as applicable.

Date: February 12, 2025

C.V. Starr & Co., Inc.		Celularity Inc.

	/s/ Michael J. Castelli		/s/ Robert Hariri
Name:	Michael J. Castelli	Name:	Robert Hariri
	Designation: Senior Vice President & Chief Financial Officer		Designation: CEO